DISPATCH MANAGEMENT SERVICE CORP.

                                    AGREEMENT

                                    AGREEMENT

      This Agreement (the "Agreement") is entered into as of the 12th day of September 1997, by and among Dispatch Management Services Corp., a Delaware Corporation (the "Company"), Early Bird Courier Service LLC, a New York limited liability company (the "Business Contribution Member"), Total Management LLC, a New York limited liability company ("Total Management"), Michael Fiorito ("Fiorito") (Total Management and Fiorito collectively, the "Members") and a Delaware corporation to-be-formed for the purpose of owning the Assets (as defined below), assuming the Assumed Liabilities (as defined below) and operating the Business (as defined below) (the "Specific Company Subsidiary").

                               W I T N E S S E T H

      WHEREAS, the Business Contribution Member is in the business of (i) providing point-to-point urgent messenger services and related services; (ii) providing delivery services pursuant to its contract account with "Merrill"; and
(iii) providing, directly or through its affiliate, Total Management Support Services LLC, facility management services (such business, and any other lines of business related thereto, collectively referred to as the "Business");

      WHEREAS, the Members own all of the issued and outstanding membership interests in the Business Contribution Member;

      WHEREAS, subject to the conduct of the due diligence examination to begin following the execution of this Agreement, and further subject to the terms and conditions set forth herein, the Business Contribution Member desires to sell to the Company all the Business Contribution Member's right, title and interest in and to the Assets (as defined in Section 1.2(a) below), and have the Company assume the Assumed Liabilities (as defined in Section 1.2(b) below) for the Purchase Price (as defined in Section 1.4 below);

      WHEREAS, upon the satisfactory completion of the due diligence examination, the delivery of the financial statements, schedules, disclosure documents, questionnaires and other information required by this Agreement, and approval of the same by the Company, the parties hereto will close in escrow pursuant to the terms and conditions set forth herein;


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      WHEREAS, upon satisfaction of the conditions set forth herein, the escrow will be terminated, and the sale of the Assets and assumption of the Assumed Liabilities will be consummated;

      WHEREAS, at Closing (as hereinafter defined) under this Agreement, the Company will contribute to the Specific Company Subsidiary all of the Company's right, title and interest in and to the Assets and have the Specific Company Subsidiary assume the Assumed Liabilities, in exchange for 100% of the equity ownership in the Specific Company Subsidiary;

      WHEREAS, the Specific Company Subsidiary intends to enter into employment agreements with certain back-office personnel (the "Back-Office Employees"), substantially in the form attached hereto as Exhibit A, as well as non-competition agreements with each of the Members of the Business Contribution Member and certain employees of the Business Contribution Member and the Specific Company Subsidiary in the form attached hereto as Exhibit B (such employment agreements and non-competition agreements, together with all other agreements which are entered into by the parties hereto pursuant to this Agreement or in connection with any of the transactions contemplated hereby, the "Related Agreements");

      WHEREAS, the parties intend that at the Closing the Business Contribution Member will change its corporate name and/or trade name, as necessary, so that the Specific Company Subsidiary may trade under the trade name previously used for the Business (which trade name is specifically acquired by the Specific Company Subsidiary hereunder);

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements herein contained, and for the sum of $10.00 paid by the Company to the Business Contribution Member and each Member, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Closing in Escrow

            1.1. Overview. Upon execution of this Agreement, the Members and the Business Contribution Member shall be obliged to deliver to the Company, within thirty (30) days after execution of this Agreement (subject, however, to any earlier termination of this Agreement) (i) the


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

audited financial statements required pursuant to Section 1.4 below and (ii) the agreements required pursuant to Section 3.1 below.

            After approval of the same by the Company (which approval shall not be unreasonably withheld or delayed), and prior to filing the registration statement with the Securities and Exchange Commission relating to the initial public offering of common stock, par value $.01 per share, of the Company (the "Initial Public Offering"), the Company will deliver to the Business Contribution Member and the Members a disclosure document, together with a notice (the "Notice") specifying the date by which the Business Contribution Member and the Members must execute and deliver satisfactory representation letters in order to consummate the sale of the Assets and assumption of the Assumed Liabilities pursuant to the terms of this Agreement.

            Upon timely delivery from the Business Contribution Member and all of the Members of representation letters reasonably satisfactory to the Company, the parties will close in escrow (the "Closing in Escrow") pursuant to the terms and conditions of this Agreement. Such Closing in Escrow shall take place at the offices of Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., 7th Floor, Washington, D.C. 20005 (or such other place as is mutually agreed upon by the parties) within thirty (30) days (or such shorter period as is specified in the Notice) after timely delivery of satisfactory representation letters from the Business Contribution Member and the Members.

            In the event that the Business Contribution Member and/or one or more of the Members do not timely deliver satisfactory representation letters (as determined in the reasonable discretion of the Company), this Agreement will be of no further force oidentiality), 1.4 (reimbursement of audit expenses) and
8.2 (effect of termination under Section 8.1), which obligations will survive termination of this Agreement.

            1.2   Definitions.

                  (a) Definition of Assets. For purposes of this Agreement, the term "Assets" shall mean and include the following assets of the Business Contribution Member:

                        (i) Those agreed upon assets (including radio channels) set forth on Exhibit C attached hereto;


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

                        (ii) Except as set forth on Exhibit K with respect to the "Total Management" trade and/or brand name, all rights to the trade and/or brand names "Total Management", and "Early Bird" , logos, and other Intellectual Property as defined in Section 2.11.(d) herein below, customer lists, goodwill and other intangible assets; and

                        (iii) All rights, claims, and interests of the Business Contribution Member, as of the Closing Date, under and with respect to agreed upon contracts (the "Contracts"), as set forth on Exhibit D attached hereto.

      To the extent that the assignment of the rights, claims and interests of the Business Contribution Member under any of the Contracts requires the consent of a third party (as set forth in Exhibit E hereto), and such third party's consent to assignment is not secured prior to Closing hereunder, the parties hereto shall use their best efforts to place the Specific Company Subsidiary in a position to receive the benefits of the Business Contribution Member's rights, claims and interest in such Contracts during the term of such Contracts. The parties' efforts to this end shall be made in a lawful and commercially reasonable manner.

                  (b) Definition of Assumed Liabilities. For purposes of this Agreement, the term "Assumed Liabilities" shall mean and include:

                        (i) Those outstanding liabilities and obligations of the Business Contribution Member, and only those liabilities and obligations, which are set forth on Exhibit F attached hereto; and

                        (ii) Those liabilities and obligations of the Business Contribution Member arising after the Closing Date under the Contracts. For purposes of clarification, the Business Contribution Member will be responsible for all taxes relating to the Business and/or the Assets and/or the Assumed Liabilities payable or accrued for all periods up to and including the Closing Date (whether or not such taxes were assessed before or after the Closing Date).

            1.3. Closing in Escrow Deliveries and Other Actions.

                  (a) Deliveries at Closing in Escrow. In addition to the execution and delivery of documents as and when otherwise required by the terms of this Agreement, at the Closing in Escrow the Company and the Business Contribution Member and/or the Members shall, as appropriate, enter into, execute and deliver to the law firm of Silver, Freedman & Taff, LLP, as


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

escrow agent: (i) a bill of sale, (ii) an instrument of assignment and assumption (the form and substance of which shall be reasonably acceptable to the Company and the Business Contribution Member), and (iii) any other instruments of conveyance or transfer which may be necessary in the reasonable discretion of the Company, including, without limitation, any instruments of assignment in connection with the Intellectual Property and the Contracts, each in form and substance reasonably acceptable to the Company and the Business Contribution Member, pursuant to which the Business Contribution Member and/or the Members shall convey, assign, transfer and deliver to the Company all right, title and interest in, to and under the Assets, free and clear of any and all Encumbrances (as defined in Section 2.3(a) below), and the Company shall assume the Assumed Liabilities from the Business Contribution Member. The terms and conditions of any such instruments of conveyance, transfer or assumption shall not expand, extend, limit or abridge the rights or remedies of any party to this Agreement. At the Closing in Escrow, the Business Contribution Member shall also cause to be delivered the opinion of its counsel as to such matters as counsel to the Company may reasonably require, including but not limited to such counsel's opinion that: the Business Contribution Member is in good standing; the Business Contribution Member is authorized to conduct its business in each jurisdiction in which the business (including, without limitation, the Business) or the operation, ownership or leasing of its properties (including, without limitation, the Assets), makes such qualification necessary (except where the failure to be so qualified would not have a material adverse effect on the financial condition or operation of the Business and/or the Assets); the Business Contribution Member and the Members have full power to enter into and perform their respective obligations under this Agreement, as well the Related Agreements to which they are a party; this Agreement, and the Related Agreements to which the Business Contribution Member and/or the Members are a party, constitute legal, valid and binding obligations of the Business Contribution Member and the Members, respectively, enforceable in accordance with their respective terms (except as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor's rights, and principles of equity); and neither the Business Contribution Member nor any of the Members is, to their best knowledge, after reasonable inquiry, threatened with or affected by any actions, proceedings or investigations wherein an unfavorable decision, ruling or finding could have a materially adverse effect on the financial condition or operation of the Business


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

and/or the Assets, or could prevent, enjoin or otherwise affect the transactions contemplated by this Agreement.

                  (b) Further Actions. On and after the Closing in Escrow, the parties hereto shall enter into, execute and deliver such other and further agreements, documents and instruments, consistent with the terms and conditions of this Agreement, as any of them may reasonably request, for the purpose of effectuating the transactions contemplated by this Agreement. Without limiting the foregoing, the Business Contribution Member and/or the Members shall take such steps as are reasonably necessary (such as filings with the United States Patent and Trademark Office) to transfer the Intellectual Property to the Specific Company Subsidiary.

                  (c) Consummation of Sale. Upon Closing in Escrow, subject to the terms and conditions of this Agreement, the Company will be obligated to purchase the Assets, and assume the Assumed Liabilities, and the Business Contribution Member will be obliged to sell the Assets, subject to the Assumed Liabilities, at the purchase price specified in Section 1.4 below, on the Closing Date specified in Section 1.5 below.

            1.4. Purchase Price. The purchase price for the Assets, net of the downward adjustment for the full amount of the Assumed Liabilities as listed on Exhibit F attached hereto (the "Purchase Price"), shall be equal to Eighteen Million, Five Hundred Ninety-Five Thousand, Three Hundred Thirty-One Dollars ($18,595,331) provided that the revenue for the year ended June 30, 1997 for that portion of the facilities management business being purchased hereunder amounted to Four Million Five Hundred Thousand Dollars ($4,500,000). The Company shall purchase all or such portion of the facilities management business of the Business Contribution Member (as determined by the Business Contribution Member on or before Sunday, October 5, 1997), and the Purchase Price shall be increased or decreased, as the case may be, by two thirds (2/3) of the difference between Four Million Five Hundred Thousand Dollars ($4,500,000) and the revenue for the year ended June 30, 1997 for that portion of the facilities management business ultimately being purchased hereunder. The Purchase Price shall be subject to further adjustment (if any) as a result of a reduction in the Maximum Earn-Out (as defined in this Section 1.4 below).

            The parties hereto agree to allocate the Purchase Price to the Assets in accordance with the manner set forth on Schedule 1.4 attached hereto and in accordance with the applicable


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

provisions of Section 1060 of the Code (the "Price Allocation"). Accordingly, each party to this Agreement shall adopt and utilize such Price Allocation for purposes of all tax returns filed by them and shall not voluntarily take any position inconsistent therewith in connection with any examination of any tax return, any refund claim, any litigation proceeding or otherwise. Each of the Company and the Business Contribution Member shall file on a timely basis a Form 8594 in accordance with the requirements of Section 1060 of the Code and the provisions of this Section 1.4. In the event that the Price Allocation is disputed by a taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult with each other concerning resolution of the dispute.

            Unless the Company gives the Members and the Business Contribution Member written notice to the contrary, the Members and the Business Contribution Member shall use their respective best efforts to deliver to the Company, within thirty (30) days after execution of this Agreement: (i) audited financial statements of the Business, including balance sheets dated as of December 31, 1994, 1995 and 1996, and income statements and cash flow statements for each of the three twelve month periods ended on such dates; (ii) unaudited financial statements of the Business, including a balance sheet dated as of June 30, 1996, and an income statement and cash flow statement for the twelve month period ended on June 30, 1996: and (iii) unaudited, reviewed financial statements of the Business, including a balance sheet dated as of June 30, 1997 and an income statement and a cash flow statement for the six month period ended June 30, 1997. The intent of providing the audited financial statements referred to in the foregoing sentence is to resolve any auditing issues prior to calculation of the Purchase Price, so that the Purchase Price may be quickly ant that the closing of the Initial Public Offering has not occurred on or before November 12, 1997, but does occur on or before December 12, 1997, then in that event, in lieu of the unaudited, reviewed financial statements of the Business for the six month period ended June 30, 1997, the Members and the Business Contribution Member shall deliver to the Company, within thirty days after written request from the Company: (i) an updated set of audited financial statements of the Business, including a balance sheet dated as of June 30, 1997, and income statements and cash flow statements for the six month period ended June 30, 1997; (ii) unaudited financial statements for the Business, including a balance sheet dated as of September 30, 1996, and


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

an income statement and cash flow statement for the twelve month period ended on September 30, 1996; and (iii) unaudited, reviewed financial statements of the Business, including a balance sheet dated as of September 30, 1997 and income statements and cash flow statements for the three month period ended September 30, 1997. In the event that the closing of the Initial Public Offering has not occurred on or before December 12, 1997, then upon written request from the Company given on or before March 1, 1998, the Members and the Business Contribution Member shall deliver to the Company, within 30 days after written request from the Company, such additional audited and/or unaudited, reviewed financial statements of the Business as the Company may reasonably request.

            Except as otherwise provided in Section 10.9 hereof, all of the financial statements referred to in this Section 1.4 shall be prepared (or reviewed, as the case may be) by Price Waterhouse LLP. Except as otherwise provided in Section 10.9 hereof, the cost of providing all of the financial statements required by this Section 1.4, within the prescribed time limits, shall be the sole responsibility of the Business Contribution Member, provided that the Company will, upon the request ber, advance such costs on behalf of the Business Contribution Member. Except as otherwise provided in Section 10.9 hereof, in the event that the Business Contribution Member and/or one or more of the Members do not deliver satisfactory shareholder representation letters by the deadline specified in the Notice and complete the Closing in Escrow, the Business Contribution Member and the Members shall be jointly and severally responsible for immediately refunding to the Company any such advanced costs; in the event that all such representation letters are satisfactory and are timely received, and the Closing in Escrow is completed, the Business Contribution Member and the Members shall be relieved of their obligation to refund to the Company any such advanced costs.

            The Company shall pay seventy-five percent (75%) of the Purchase Price in cash, which is subject to reduction in accordance with the terms of the next paragraph, and twenty-five (25%) of the Purchase Price in (restricted) common stock, $.01 par value per share, of the Company (the "Company Stock"), at the Closing. The number of shares of Company Stock to be issued as payment of the Purchase Price shall equal the aggregate dollar value of the stock component of the Purchase Price divided by the initial public offering price per share as set forth on the cover page of the Final Prospectus relating to the Initial Public Offering. The Business Contribution Member and


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

the Members acknowledge that the sale of the Company Stock will be restricted for a period of time by virtue of a "lock-up" agreement which may be imposed by the Company, and the Business Contribution Member and the Members shall execute such a "lock-up" agreement, as may be required by the Company, by which the sale of the Company Stock is restricted (perhaps prohibited) for a period of two (2) years from the date of the closing of the Initial Public Offering.

            Three Million, Four Hundred Eighty-Six Thousand, Six Hundred Twenty-Five Dollars ($3,486,625) of the cash portion of the Purchase Price (the "Maximum Earn-Out") shall be earned by the Business Contribution Member ratably over the eight calendar quarter periods beginning January 1, 1998 and ending December 31, 1999 provided that the Specific Company Subsidiary achieves the targeted performance standards set forth in Exhibit G attached hereto. In the event that the Specific Company Subsidiary fails to achieve the margin requirement set forth in Exhibit C during any such calendar quarter, then for each calendar quarter in which the Specific Company Subsidiary fails to achieve such standards margin requirements, the cash portion of the Purchase Price shall be reduced by one-eighth (1/8) of the Maximum Earn-Out. In the event that the Specific Company Subsidiary achieves the margin requirement during the relevant calendar quarter, but fails to achieve the revenue requirement set forth in Exhibit C, then for each such calendar quarter, the cash portion of the Purchase Price shall be reduced by: (i) one eighth (1/8) of the Maximum Earn-Out, multiplied by: (ii) a fraction, the numerator of which is the difference between the actual revenue achieved during such calendar quarter and the revenue requirement for such calendar quarter as set forth in Exhibit C, and the denominator of which is the revenue required during such calendar quarter as set forth in Exhibit C. The Maximum Earn-Out, less any reductions as set forth in this paragraph, is hereinafter referred to as the "Earn-Out." The Earn-Out shall bear interest at the rate of 7% per annum commencing as of the Closing Date (i.e., once the Earn-Out is determined, the Members will be due such amount plus interest at the rate of 7% per annum on such amount, accrued from the Closing Date until the date of payment of the Earn-Out to the Members). The Earn-Out shall be paid to the Business Contribution Member promptly following calculation of the Specific Company Subsidiary's performance for the quarter ending December 31, 1999. The Company covenants and agrees to maintain sufficient cash, or availability of cash (e.g., by way of a line of credit) in order to fund the Earn-Out. No recovery may be made by or through the Company against the Business

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

Contribution Member or any of the Members for money damages for breach of any warranty, representation, convenant of agreement hereunder based as any fact, condition or occurence that has directly resulted or will result in a reduction of the Maximum Earn-Out, but only to the extent of such reduction of the Maximum Earn Out. This limitation on recoveries shall be of the essence of this Agreement.

            At the request of the Business Contribution Member made to the Company in writing not later than the Closing in Escrow, the Company shall (immediately after Closing) make a loan to the Business Contribution Member in an amount equal to up to $3,486,625 of the Purchase Price. Said loan by the Company to the Business Contribution Member (the "Business Contribution Member Loan") shall bear interest at a rate of seven percent (7%) per annum, and shall be secured by fifty percent (50%) of the Company Stock paid as part of the Purchase Price at Closing. The collateral security agreement evidencing the collateralization of the Business Contribution Member Loan with the Company Stock and the Earn-Out shall be on such terms as are reasonably acceptable to the Company, which terms shall include, but shall not be limited to, the retention of the Company Stock (i.e., fifty percent of the Company Stock paid as part of the Purchase Price) by the Company until full repayment of the Business Contribution Loan. The Business Contribution Member shall have the right to prepay the Business Contribution Member Loan (plus accrued interest) at any time without penalty. The Business Contribution Member Loan shall mature as of the date that the Earn- Out is payable. In the event that the Business Contribution Member Loan is not repaid in full upon maturity, the Company shall enjoy all rights of a secured party under the Uniform Commercial Code then in effect in the State of Maryland, provided that the Company's sole recourse and remedy shall be against the Company Stock it holds as collateral, and there shall not be any recourse against the remaining Earn Out, the Business Contribution Member or the Members individually, or any of their respective Assets other than the Company Stock that the Company holds as collateral.

            1.5. Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1., and subject to the satisfaction or waiver of the conditions set forth in Section 7, the purchase and sale of the Assets, subject to the Assumed Liabilities, pursuant to this Agreement (the "Closing") shall take place at the offices of Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Suite 700E,


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Washington, D.C. 20005, contemporaneously with the closing of the Initial Public
Offering unless the closing of the Initial Public Offering does not occur by March 31, 1998, in which case this Agreement shall be rendered null and void, or unless another date, time or place is agreed to in writing by the parties hereto (the day on which the Closing takes place being the "Closing Date").

            At the Closing: (i) Silver, Freedman and Taff, L.L.P. shall deliver to the Company the bill of sale, instruments of assignment and assumption, transfer documents, and other documents and materials theretofore held in escrow from the Closing in Escrow; (ii) the Business Contribution Member and the Members shall deliver to the Company updated certificates, dated the Closing Date, required pursuant to Sections 7.2(a) and 7.2(b) below, and an updated opinion of counsel as referred to in Section 1.3(a) above; and (iii) the Company shall deliver the Purchase Price to the Business Contribution Member (less the Maximum Earn-Out, which shall be payable to the Business Contribution Member pursuant to the terms of Section 1.4 above, and with fifty percent of the Company Stock serving as collateral against the Business Contribution Member Loan being delivered to the Company as appropriate). At Closing, Company, Business Contribution Member, Members and the Specific Company Subsidiary shall also take all additional steps as may be necessary or appropriate to deliver the Assets to the Specific Company Subsidiary, have the Specific Company Subsidiary assume the Assumed Liabilities, and put the Specific Company Subsidiary in physical possession and operating control of the Business and all of the Assets.

      2. Representations, Warranties and Covenants of the Business Contribution Member and Total Management.

            The Business Contribution Member and Total Management hereby jointly and severally represent, warrant and covenant to the Company as follows:

            2.1. Organization, Standing and Power. The Business Contribution Member is a limited liability company organized, validly existing and in good standing under the laws of the State of New York, and has all requisite limited liability company power and authority to own, lease and operate its properties (including, without limitation, the Assets) and to carry on its business as now being conducted (including, without limitation, the Business). The Business Contribution Member is duly qualified and in good standing (or the local law equivalent) to conduct business in each jurisdiction in which the business it is conducting (including, without limitation, the Business), or the operation, ownership or leasing of its properties (including, without limitation, the Assets), makes


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such qualification necessary except where the failure to be so qualified would not have a material adverse effect on the financial condition or operation of the Business and/or the Assets.

            2.2. Authority and Enforceability.

                  (a) Matters Relating to the Business Contribution Member. The Business Contribution Member has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Business Contribution Member. This Agreement and each of the Related Agreements to which the Business Contribution Member is a party have been duly executed and delivered by the Business Contribution Member, and this Agreement and each of the Related Agreements to which the Business Contribution Member is a party constitute the legal, valid and binding obligations of the Business Contribution Member, enforceable against the Business Contribution Member in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (b) Matters Relating to the Members. The Members have all requisite legal right, power and authority to enter into this Agreement and each of the Related Agreements to which they are a party and to agree to the transactions contemplated hereby and thereby and to perform all of their respective obligations hereunder and thereunder. This Agreement and each of the Related Agreements to which any of the Members are a party constitute the legal, valid and binding obligations of the Members, enforceable against the Members in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or inequity is considered in a proceeding at law or in equity).


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            2.3.  Title to Assets; Condition.

                  (a) The Business Contribution Member owns beneficially and of record, and has good and marketable title to, the Assets which, at the Closing, shall be free and clear of any Encumbrances. For purposes of this Agreement, the term "Encumbrances" shall mean restrictions, conditions, covenants, liens, easements, charges, encroachments or any other matter affecting fee simple or marketable title (other than the Assumed Liabilities), except (i) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or materially impair the operations of the Business and which have arisen only in the ordinary course of business and consistent with past practice under statutes with respect to workers' compensation insurance, unemployment insurance and mechanics' liens and similar matters, and which have arisen in connection with obligations not yet due or not delinquent and (ii) liens for current taxes not yet due.

                  (b) Upon consummation of the transactions contemplated at the Closing, the Company will acquire good and marketable title to the Assets, free and clear of any Encumbrances. All material tangible assets conveyed hereunder are in good working condition and repair, except for reasonable wear and tear.

            2.4. Sufficiency of Assets. The Assets include substantially all the assets and properties used or employed by the Business Contribution Member in the Business as presently conducted. Except as set forth on Schedule 2.4, immediately after giving effect to the transfer of the Assets at Closing by the Business Contribution Member, and the consummation of the other transactions contemplated pursuant to this Agreement to be effected at the Closing, the Company will (i) have all right, title, and interest in and to, or will have a valid-Office Employees, subcontractors and other persons and items which are reasonably necessary to carry on the business and operations of the Business after the Closing Date in substantially the same manner as presently conducted by the Business Contribution Member.

            2.5. No Violations Resulting From Transactions. The execution and delivery by the Business Contribution Member and the Members of this Agreement and each of the Related Agreements to which they are, respectively, a party, and the consummation of the transactions


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

contemplated hereby and thereby by each of the Business Contribution Member and the Members will not (a) conflict with or violate any provision of the Articles of Organization or Operating Agreement of the Business Contribution Member, (b) except as set forth in Exhibit E, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any third party,
(c) result in or constitute a default, or require any consent or approval of or notice to any person or entity, or result in the creation of an Encumbrance, under or pursuant to (i) any of the Contracts, or (ii) any other material agreements to which the Business Contribution Member and/or any of the Members are a party, or (d) violate any law applicable to the Business Contribution Member or any of the Members or by which any of the Assets is bound.

            2.6. Compliance with Laws.

                  (a) The Business Contribution Member is, and at all times during the past three years has been, in material compliance with all laws applicable to the Business Contribution Member or to the conduct of the business or operations of the Business Contribution Member or the Business or the use of its properties (including any leased properties) and assets (including, without limitation, the Assets), except where the failure to comply would not have a material adverse effect on the Business; and

                  (b) The Business Contribution Member has not received, and does not know of the issuance or threatened issuance by any governmental entity, of any notices of violation or alleged material violation of any law applicable to the Business Contribution Member or the Business. The Business Contribution Member has provided the Company with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Business Contribution Member or the Business is currently subject (or which the Business Contribution Member or the Business was subject to during the previous three years) or which are otherwise applicable to the Business Contribution Member or the Assets or to the conduct of the Business, and (ii) all correspondence from the date hereof with respect to any of the matters referred to in clause (b) or clause (i) of this Section
2.6. Neither the Business Contribution Member nor any of the Members is aware of any pending legislation or law which is reasonably expected to be enacted and which, if so enacted, could reasonably be expected to have a material adverse effect on either the Business or the Business Contribution Member.

            2.7. Litigation. There is no action, suit, claim, investigation or proceeding, whether at law or in equity (each, a "Legal Proceeding"), pending or, to the knowledge of the Business Contribution Member and/or any of the Members, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Business Contribution Member or any of the Members in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Exhibit H sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Business Contribution Member and/or any of the Members, threatened against or affecting the Business Contribution Member, the Business or any of the Assets. To the knowledge of the senior officers of the Business Contribution Member and/or any of the Members, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Exhibit H. Except as set forth in Exhibit H, there is no outstanding or, to the knowledge of the Business Contribution Member and/or any of the Members, threatened judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Business Contribution Member, the Business or any of the Assets.

            2.8. Financial Advisors.

                  (a) Except as set forth on Exhibit I attached hereto, no person or entity has acted directly or indirectly as a broker, finder or financial adviser for or to the Business Contribution Member and/or any of the Members in connection with the negotiations relating to or the transactions contemplated by this Agreement or the Related Agreements; and

                  (b) Except as set forth on Exhibit I attached hereto, no person or entity is entitled to any fee or commission or like payment, or expense reimbursement, in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Business Contribution Member and/or any of the Members. Such fees, commissions, like payments or expense reimbursements as are described on Exhibit I attached hereto shall remain liabilities and expenses of the Business Contribution Member and/or the Members exclusively, and are specifically excluded from the Assumed Liabilities contemplated by this Agreement.

            2.9. Financial Statements; Receivables. Attached hereto as Exhibit J are true, correct and complete copies of the most recent unaudited financial statements for the Business which, together with the financial statements (including the notes and exhibits thereto), to be delivered to the Company pursuant to Section 1.4 herein (the "Financial Statements") were and will be prepared in accordance with the books and records of the Business, are and will be complete and correct in all material respects, have and will have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), applied consistently with the past practices of the Business, except where otherwise specifically noted therein, and present and will present fairly in all material respects the financial position, results of operations and changes in financial position or cash flows, whichever is applicable, of the Business as at the dates and for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). Without limiting the foregoing, the Business has no undisclosed material liabilities or obligations of any nature (whether known or unknown, or absolute, accrued, contingent or otherwise) that are not reflected in the Business's most recently dated Financial Statements supplied to the Company. The Business Contribution Member has paid all federal, state and local income, profits, franchises, sales, use, occupation, property, excise and payroll taxes, and all license fees and other charges imposed upon it, and has timely filed all tax returns and related documents required to be filed with any governmental authority. There are no outstanding or proposed statements of deficiency in tax payments to any federal, state, local or foreign government with respect to the Business Contribution Member for any tax period. As of the dates such Financial Statements were and will be prepared, all accounts receivable which are being purchased and are reflected on the Financial Statements (i) have and will have arisen from bona fide transactions in the ordinary course of the Business Contribution Member's business, consistent with its past practices, and (ii) are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for returns or doubtful accounts which are reflected in such Financial Statements (such reserves, the "Reserves"); such Reserves are adequate and reasonable and were established in accordance with GAAP.

            2.10. Absence of Certain Developments.

                  (a) There has been no event, condition or state of facts of any character known to the Business Contribution Member or the Members that has had or is reasonably likely to have a material adverse effect on the Assets or the Business.

                  (b) Except as set forth on Schedule 2.10, the Business Contribution Member has not entered into any transaction or contract, or conducted its business, other than in the ordinary course consistent with past practice.

            2.11. Intellectual Property.

                  (a) List of Intellectual Property; Sufficiency. Exhibit K sets forth a list of all Intellectual Property (as defined in Section 2.11.(d) herein below) which is owned by the Business Contribution Member, licensed by the Business Contribution Member, licensed to the Business Contribution Member, or otherwise used or able to be used in the Business (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by the Business Contribution Member either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. The Business Contribution Member owns or has the lawful right to use all Intellectual Property as currently used or as necessary for the conduct of the Business as now conducted. After Closing, the Specific Company Subsidiary will have the right to use all of the Intellectual Property as currently used or as necessary for the conduct of the Business as now conducted.

                  (b) Title; Validity; Pending Applications; Infringements, Etc.

                        (i) Except for Intellectual Property licensed to the Business Contribution Member, the Business Contribution Member has full legal and beneficial ownership (free and clear of any and all Encumbrances) of all of the Intellectual Property, and neither the Business Contribution Member nor any of the Members have received any notice or claim (whether written, oral or otherwise) challenging the Business Contribution Member's ownership or rights in such Intellectual Property or suggesting that any other entity has any claim of legal or beneficial ownership with respect thereto; the Business Contribution Member has all legal and other rights required to transfer the ownership of the Intellectual Property to the Company at the Closing as contemplated hereby;

                        (ii) Except as set forth in Schedule 2.11(b)(ii), all of the Intellectual Property is legally valid and enforceable without any qualification, limitation or restriction on its use, and neither the Business Contribution Member nor any of the Members has received any notice or claim (whether written oral or otherwise) challenging the validity or enforceability of any such Intellectual Property;

                        (iii) Neither the use of any of the Intellectual Property nor any other Intellectual Property used by the Business Contribution Member will conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest held by any other person or entity, and there have been no claims made with respect thereto;

                        (iv) No other person or entity is infringing in any respect on any part of the Intellectual Property. The Business Contribution Member has not conducted its business (including, without limitation, the Business), and has not used or enforced (or failed to use or enforce) any Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any item of Intellectual Property, and the Business Contribution Member has not taken or failed to take any action that would result in the forfeiture or relinquishment of any Intellectual Property used in the conduct of its business as now conducted (including, without limitation, the Business);

                        (v) Except as set forth in Exhibit K, the Business Contribution Member has no material liability or material obligations to any third parties incident to the Intellectual Property used or able to be used by the Business Contribution Member in the conduct of its business (including, without limitation, the Business) as heretofore conducted; and

                        (vi) The Business Contribution Member has timely met in all material respects all of its obligations to any third parties incident to the Intellectual Property used or able to be used by the Business Contribution Member in the conduct of its business (including, without limitation, the Business) as heretofore conducted, and such obligations have been and will be correctly and adequately disclosed in the Financial Statements.

                  (c) Protection and Maintenance of Intellectual Property.

                        (i) The Business Contribution Member has taken all reasonable steps to (x) protect the Business Contribution Member's rights to the Intellectual Property, and (y) to prevent the unauthorized use by any other person or entity; and

                        (ii) The Business Contribution Member shall use all reasonable efforts to maintain, or cause to be maintained, the Intellectual Property in full force and effect through the Closing and, without limitation, has renewed or has made, and will make within any applicable renewal period ending on or prior to the Closing Date, application to renew all of the Intellectual Property subject to expiration on or prior to the Closing Date. Except as set forth in Schedule 2.11(c)(ii), neither the Business Contribution Member nor any of the Members has granted to any other Person or entity any rights or permissions to use any of the Intellectual Property.

                  (d) Definition of Intellectual Property. For purposes of this Agreement, the term "Intellectual Property" means any patent, copyright, trademark, trade name, service mark, service name, brand mark, brand name, logo, corporate name, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), any other intellectual property right (including, without limitation, any know-how, trade secret, trade right, formula, conditional or proprietary report or information, customer or membership list, any marketing data, and any computer program, software, database or data right), and license or other contract (including without limitation license(s) to use specific telephone numbers and/or radio channels/frequencies) relating to any of the foregoing, and any goodwill associated with any business owning, holding or using any of the foregoing.

            2.12. Insurance. The Business Contribution Member currently maintains, and as of the Closing in Escrow and through the Closing Date will maintain, valid insurance policies, which polices provide adequate coverage, within terms of scope and amount of coverage, for the Assets and the operations conducted by the Business. From and after Closing, the Specific Company Subsidiary will be solely responsible for the insurance set forth in Exhibit L. In the event that such insurance-related Assumed Liabilities as appear on Exhibit L hereto are unable to be assumed by the Specific Company Subsidiary directly from and after Closing, the Business Contribution Member hereby agrees to keep such insurance policy(ies) as are reflected by such Assumed Liabilities in full force and effect for 60 days after Closing, at the Specific Company Subsidiary's expense, to allow the Specific Company Subsidiary to arrange its own such insurance policy(ies). There are no pending material claims against such insurance by the Business Contribution Member as to which the applicable insurers have denied coverage. In addition, there exist no material claims under such insurance that have not been properly filed by the Business Contribution Member. During the past two years, the Business Contribution Member has not been refused any insurance coverage by any insurer from which the Business Contribution Member has sought coverage.

            2.13. Contracts. Each of the Contracts (i) is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) no Default (as defined below) exists under any Contract either by the Business Contribution Member or by any other party thereto; (iii) neither the Business Contribution Member nor any of the Members is aware of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) neither the Business Contribution Member nor any of the Members is aware of any present intention on the part of any significant customer or supplier or other business partner of the Business Contribution Member to either (x) terminate or significantly change its existing business relationship with the Business Contribution Member either now or in the foreseeable future, or (y) fail to renew or extend its existing business relationship with the Business Contribution Member at the end of the term of any existing contractual arrangement such entity may have with the Business Contribution Member. For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any breach of or default under such Contract,
(y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration or any obligation to repay with respect to such Contract, or (z) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit of, the party in question under such Contract.

            2.14. Misrepresentation. Neither this Agreement (including the Exhibits hereto) or any Related Agreement or any information supplied to the Company by or on behalf of the Business

Contribution Member or any of the Members in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

      3. Additional Representations, Warranties and Covenants of the Business Contribution Member.

            3.1. Non-Competition and Other Covenants of the Business Contribution Member, the Members, and Certain Employees of the Business Contribution Member

                  Each of the Members, the Business Contribution Member, and certain employees of the Business Contribution Member noted on Exhibit B attached hereto, shall have, at the Closing in Escrow, entered into agreements, the form of which is attached to this Agreement as Exhibit B.

            3.2. Confidentiality. The Business Contribution Member and the Members shall abide by the terms of the Confidentiality Agreement between the Business Contribution Member and the Company (or the Company's predecessor, Dispatch Management Services LLC) executed on April 28, 1997. The Business Contribution Member, the Members, and the Specific Company Subsidiary each acknowledge and agree that the Company shall have the right to disclose certain information concerning the Specific Company Subsidiary, the Assets and/or the Business to third parties in connection with the completion of the Initial Public Offering (which third parties will in turn be bound by an agreement similar to the Confidentiality Agreement), for such general corporate purposes as includes but is not limited to obtaining financing and/or underwriting, and for general marketing purposes.

      4.    Representations and Warranties of the Company

            The Company represents and warrants to the Business Contribution Member and the Members as follows:

            4.1. Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.

            4.2. Authority and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. This Agreement and each of the Related Agreements to which it is a party have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            4.3. Common Stock. Upon the closing of the Initial Public Offering, the shares of Company Stock issued in the Initial Public Offering will have been duly and validly authorized for issuance and, when issued and delivered by the Company against payment of the consideration therefore, will be duly and validly issued and fully paid and non-assessable, and, other than as contemplated by this Agreement, the Related Agreements, the Lock-up Agreement and certain agreements related to the Business Contribution Member Loan, will be free of Encumbrances and shall be freely tradeable.

            4.4. No Violations Resulting From Transactions. The execution and delivery by the Company of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by the Company, will not (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, or (b) except as set forth on Exhibit E, require any consent, waiver, approval, authorization or permission of, or filing with or notification to, any third party; (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity under or pursuant to any of the contracts to which the Company is a party; or (d) violate any applicable laws.

            4.5. Compliance with Laws.

                  (a) The Company is, and at all times since its inception has been, in material compliance with all applicable laws; and

                  (b) The Company has not received, and does not know of the issuance or threatened issuance by any governmental entity of, any notices of violation or alleged violation of any applicable law. The Business Contribution Member has been provided with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Company is currently subject (or to which the Company was subject since its inception), and (ii) all correspondence through the date hereof with respect to any of the matters referred to in clause (b) or clause (i) of this Section 4.5.

            4.6. Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Exhibit H sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company. To the knowledge of the Company, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Exhibit H. Except as set forth in Exhibit H, there is no outstanding or, to the knowledge of the Company, threatened, judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity against affecting or naming the Company.

            4.7. Default. The Company is not in material default of any of its obligations, contracts, or commitments in any respect, or in breach of any negative or affirmative covenants placed on it by its creditors, and the Company has not been notified of any such defaults or breaches.

            4.8. Misrepresentation. Neither this Agreement (including the Exhibits hereto) or any Related Agreement or any information supplied to the Business Contribution Member by or on behalf of the Company in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

      5. Covenants Relating to Conduct of Business

            During the period from the date of this Agreement and continuing until the Closing Date, the Business Contribution Member and the Members, jointly and severally, covenant and agree that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing):

            5.1. Conduct of the Business Until the Closing Date. Except for the right of the Business Contribution Member to sell all or part of its facilities management assets to Merrill Corporation pursuant to that certain Asset Purchase Agreement dated September 15, 1997 (the "Merrill Agreement"), the Business Contribution Member shall be obligated to:

                  (a) conduct the Business only in the ordinary course, consistent with past practice;

                  (b) use its best efforts to (i) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Business and (aws and with all contractual and other obligations applicable to the Business Contribution Member;

                  (c) comply in all material respects with all laws and with all contractual and other obligations applicable to the Business Contribution Member;

                  (d) not subject any of the Assets to any Encumbrance;

                  (e) not acquire any material properties or assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties of the Business (including but not limited to the Assets);

                  (f) promptly notify the Company of (i) the occurrence of any matter which may have a material adverse effect on the Business or the Assets, and (ii) any Legal Proceeding commenced by or against the Business Contribution Member or any Legal Proceeding commenced or threatened relating to the transactions contemplated by this Agreement.

                  (g) not agree to do anything prohibited by this Agreement or anything which would make any of the representations and warranties of the Business Contribution Member or the Members in this Agreement or the Related Agreements untrue or incorrect in any material respect.

      6. Additional Agreements and Representations.

            6.1. Change of Name. At the Closing, and subject to the "Merrill license," as defined in Exhibit K attached hereto, the Business Contribution Member shall take all steps necessary to change its corporate name and/or trade name to a name not confusingly similar to the trade name being conveyed hereunder and to be utilized post-Closing by the Specific Company Subsidiary.

            6.2. Access to Information. The Business Contribution Member agrees that, prior to the Closing Date, the Company shall be entitled (at its sole expense), through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations and financial condition of the Business and the Business Contribution Member and examination of its books and records as the Company may reasonably request, and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Business Contribution Member shall cooperate fully therein. In order that the Company may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Business and the Business Contribution Member, each of the Business Contribution Member and the Members shall use their respective best efforts to cause the Business Contribution Member's officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with such Company representatives in connection with such review and examination.

            6.3. Non-solicitation Pending Closing. After execution of this Agreement, and through the Closing Date or earlier termination of this Agreement, neither the Business Contribution Member nor any of the Members shall pursue, initiate, encourage or engage in any negotiations or discussions with any third parties concerning the sale of the Business, the Assets, or any part thereof or concerning the terms and conditions of this Agreement.

            6.4. Additional Agreements. Each of the parties hereto agrees to use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, (ii) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities, third parties and parties to Contracts with the Business Contribution Member as are necessary for consummation of the transactions contemplated by this Agreement and the Related Agreements, and (iii) fulfill all conditions precedent applicable to such party pursuant to this Agreement and the Related Agreements. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Related Agreements, each party hereto shall use their respective best efforts to take or cause to be taken all such necessary action.

            6.5. Notification of Certain Matters. The Business Contribution Member and the Members shall give prompt notice to the Company of (a) any notice of, or other communication relating to, a default under any contract material to the financial condition, properties, business operations, or results of operations of the Business and/or the Business Contribution Member to which it is a party or is subject, (b) any notice or other communication fy be required in connection with the transactions contemplated by this Agreement or any of the Related Agreements, or (c) any material adverse change in the properties (including but not limited to the Assets), business operations, results of operations, financial condition or prospects of the Business, other than changes resulting from general economic conditions. In addition, the Business Contribution Member and the Members shall be required to update the schedules and other information supplied pursuant to this Agreement at such time as the information contained therein changes in any material respect.

            6.6 Working Capital as of the Closing Date. The Members and the Business Contribution Member shall ensure that the Assets, less the Assumed Liabilities, includes at least

$2,324,416 working capital (defined as the excess of current (liquid) assets over current liabilities) subject to adjustment in the event of an adjustment to the purchase price pursuant to section 1.4 hereof as of the Closing Date.

      For purposes of determining whether the required working capital existed as of the Closing Date, the Company will cause to be prepared, promptly following the Closing, a balance sheet setting forth the Assets and Assumed Liabilities as of the Closing Date. Such balance sheet shall be prepared in accordance with GAAP, shall include full accrual of all tax liabilities of the Business Contribution Member as of the Closing Date (including but not limited to, accrued tax liabilities as if the tax year ended on the Closing Date. In the event that less than the prescribed $2,324,416 working capital existed as of the Closing Date, as determined by such balance sheet, the Members and/or the Business Contribution Member shall forthwith pay the Company an amount equal to the difference between the actual working capital as of the Closing Date and $2,324,416 working capital (the "Shortfall"). If the Members and/or the Business Contribution Member do not pay the Shortfall to the Company within five (5) days after demand, then, in addition to all other remedies which the Company may have, the Company may deduct the amount of the Shortfall solely by means of an offset against the Company Stock the Company holds as collateral.

                  In the event that the Business Contribution Member shall notify the Company in writing within five days after demand is made by the Company for payment of the Shortfall of its decision to dispute the amount of the Shortfall, the Company shall forthwith instruct Price Waterhouse LLP to audit the balance sheet of the Business as of the Closing Date, and to calculate the working capital therein in accordance with GAAP. Price Waterhouse LLP shall then determine the amount of the Shortfall as set out in this paragraph 6.6, whose decision shall be final and binding on the parties hereto. The Business Contribution Member shall forthwith pay to the Companyty percent (50%) of the cost of the audit conducted by Price Waterhouse LLP. In the event Price Waterhouse LLP determines the Shortfall to have been zero, the entire cost of such audit shall be borne by the Company.

      7. Conditions Precedent.

            7.1. Conditions to Obligations of All Parties. The respective obligations of each party under this Agreement shall be subject to the satisfaction prior to the Closing in Escrow Date and the Closing Date of the following conditions:

                  (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, requisite to the transactions contemplated hereby, shall have been filed, occurred or have been obtained, as the case may be.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided that prior to invoking this condition, each party shall use their best efforts to have any such order, injunction, legal restraint or prohibition vacated.

            7.2. Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Company, any or all of which may be waived in whole or in part by the Company):

                  (a) Representations and Warranties. The representations and warranties of the Business Contribution Member and the Members set forth in this Agreement (giving effect to any supplements or updates thereto) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of th shall have received a certificate from the Members and the Business Contribution Member (signed by a senior executive officer of the Business Contribution Member) certifying to such effect.

                  (b) Performance of Obligations. The Business Contribution Member and the Members shall each have performed all obligations required to be performed by each such party under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively, and the Company shall have received a certificate from the Members and the Business Contribution Member (signed by a senior executive officer of the Business Contribution Member) certifying to such effect.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance resulting in, or which could reasonably likely result in, individually or in the aggregate, a material adverse effect on the Assets or the Business.

                  (d) Contractual Consents. The Business Contribution Member and/or the Members shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, corporation or other party which may be necessary to permit the consummation of the transactions contemplated hereby (including, without limitation, any consents required under the Contracts, or which may be required to permit the change of ownership of any of the Assets) in keeping with the provisions of Section 1.2, above.

                  (e) Related Agreements. Each of the Related Agreements to which the Business Contribution Member and/or the Members are a party shall have been duly executed and delivered by such party. In addition, the Related Agreements shall have been entered into by the respective parties thereto.

            7.3. Conditions to Obligations of the Business Contribution Member and the Members. The obligations of the Business Contribution Member and the Members to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (whicrs.

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively.

                  (c) Contractual Consents. The Company shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, corporation or other party which may be necessary to permit the consummation of the transactions contemplated hereby (including, without limitation, any consents required under the Contracts, or which may be required to permit the change of ownership of any of the Assets).

                  (d) Related Agreements. Each of the Related Agreements shall have been duly executed and delivered by the parties thereto.

      8. Termination.

            8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Company and the Business Contribution Member;

                  (b) by either the Company or the Business Contribution Member, if the closing of the Initial Public Offering does not occur by March 31, 1998;

                  (c) by the Company in the event that the Business Contribution Member and/or any of the Members do not timely deliver representation letters satisfactory to the Company; or

                  (d) by the Company in the event that the Anti-Dilution Rights are not preserved. "Anti-Dilution Rights" means the right of certain shareholders of the Company to receive in the aggregate no less than 20% of the Company Stock calculated on a fully diluted basis after giving effect to full exercise of certain warrant rights and the issuance of shares of the Company Stock in the Initial Public Offering.

            8.2. Effect of Termination Under Section 8.1. In the event of termination of this Agreement by either the Company or the Business Contribution Member as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of its respective Affiliates, officers, directors or Members except (i) for the obligation of the Business Contribution Member and the Members to refund to the Company the audit expenses as set forth in Section 1.4 of this Agreement;
(ii) for any and all obligations under the confidentiality provisions contained in Section 3.2 of this Agreement; and (iii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement. In the event that termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement, the breaching party shall be liable to the non-breaching party for all direct damages (but not indirect or consequential damages) incurred as a result of such willful breach.

      9. Indemnification.

            9.1. Indemnification.

                  (a) Indemnification by the Business Contribution Member and the Members. The Business Contribution Member and the Members each hereby agrees to jointly and severally indemnify, defend and hold harmless the Company, the Specific Company Subsidiary, and their respective officers, directors, employees and agents (collectively, the "Indemnitee") from and against and in respect of any and all Losses (as defined below) to the extent resulting from, arising out of, relating to, imposed upon or incurred by the Indemnitee by reason of (i) the conduct of the Business prior to the Closing Date (but only to the extent that the amount of such Loss was not a stated liability on the Business Contribution Member's most recently dated balance sheet delivered to the Company, (ii) any inaccuracy in or breach of any of the Business Contribution Member's and/or any of the Members' representations, warranties, covenants or agreements contained in this Agreement, the Related Agreements or in any other agreement or document entered into or delivered on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and thereby, (iii) any liability or obligation of the Business Contribution Member and/or any of the Members other than an Assumed Liability, and (iv) any non-compliance with any notice requirement, if any, which may be contained in the Uniform Commercial Code as adopted by the State of New York relating to bulk sales. Provided, however, the indemnification by the Business Contribution Member and/or the Members under this Section 9.1.(a) shall include direct damages only (and not indirect or consequential damages) and shall be limited in the aggregate to the Purchase Price. For purposes of this Agreement, the term "Losses" means any and all deficiencies, judgments, settlements, demands, claims, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor).

                  (b) Indemnification by the Company. The Company hereby agrees to indemnify, defend and hold harmless the Business Contribution Member and/or the Members and their respective officers, managers, members, representatives, owners or agents from and against and in respect of any and all Losses resulting from, arising out of, relating to, imposed upon or incurred by the Business Contribution Member and/or the Members by reason of (i) any inaccuracy in or breach of any of the Company's representations, warranties, covenants or agreements contained in this Agreement or in any other agreement or document entered into or delivered by the Company on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and/or thereby; (ii) any failure to discharge the Assumed Liabilities as required by their terms or (iii) any untrue or alleged untrue statement of a material fact contained in any registration statement or with the Initial Public Offering or in any amendment thereto or supplement thereof or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, excepting only insofar as the statement or omission in question was furnished in writing to the Company by the Business Contribution Member or the Members expressly for use in such registration statement, prospectus, amendment or supplement. Provided, however, the indemnification by the Company under this Section 9.1.(b) shall include direct damages only (and not indirect or consequential damages) and shall be limited in the aggregate to the Purchase Price.

            9.2. Notice. If any claims in respect of Losses shall be asserted against any party hereto or any of their respective successors in respect of which such entity proposes to demand indemnification from any of the other parties hereto under Section 9.1 hereof prior to the Claims Assertion Date (as defined in Section 10.1 hereof), the party seeking such indemnification shall notify the other such parties in a reasonably prompt manner; provided that failure to give such reasonably prompt notice shall not, subject to Section 10.1 hereof, release, waive or otherwise affect any party's obligations with respect thereto except to the extent such party can demonstrate it was actually and materially prejudiced as a result thereof.

      10. General Provisions.

            10.1. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Closing for a period of three (3) years. Any claim by any party hereunder with respect to such representations, warranties and agreements, including (without limitation) any claim for indemnification, must be asserted on or before the date that is three (3) years after the date of the Closing (the "Claims Assertion Date"). Claims asserted subsequent to the Claims Assertion Date shall have no legal or equitable force or effect.

            10.2. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or telecopied (with telephonic confirmation of receipt of the telecopy), or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such Person may subsequently designate by written notice given hereunder:

                  (a)   if to Company, to:

                        Dispatch Management Services Corp.
                        12240 Indian Creek Court
                        Beltsville, Maryland  20705
                        Attention:  Linda Jenkinson, Chief Executive Officer

                  (b)   if to the Business Contribution Member or the

                        Members, to:
                        Total Management LLC
                        Michael Fiorito
                        65 West 36th Street, Suite 300
                        New York, New York  10018

                        Walnut Venture Fund, I, L.P.
                        312 Walnut Street, Suite 1151
                        Cincinnati, Ohio  45202
                        Attention:  Frederic H. Mayerson

            10.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            10.4. Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Related Agreements and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of all parties hereto with respect to any of the terms contained herein, and each party hereto agrees to be bound by any such amendment, modification or supplement.

            10.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

            10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially averse to any party. In the event that the enforceability of any non-competition or similar covenants contained herein or in any Related Agreement is called into question as the result of time, geographical or other applicable limitations specified in such covenants, such time, geographical or other applicable limitations shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenants enforceable.

            10.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. The contribution by Total Management Support Services LLC, an affiliate of the Business Contribution Member, of certain Assets shall not be deemed an assignment by the Business Contribution Member.

            10.8. Specific Performance. The parties hereto acknowledge that irreparable damage would result if any of the covenants of this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Without limiting the foregoing, the Business Contribution Member and the Members acknowledge that the failure to comply with any of the provisions of Sections 3.1, 3.2. and 6.3 hereof will result in irreparable harm for which there is no adequate remedy at law and that the Company and/or the Specific Company Subsidiary shall be entitled, without the necessity of proving actual damages, to injunctive relief in addition to damages and all other remedies which may otherwise be available to the Company and/or the Specific Company Subsidiary.

            10.9. Fees and Expenses. The Company shall be obligated to reimburse its Business Contribution Member, promptly after demand therefor, in an amount that shall not exceed Twenty Thousand Dollars ($20,000) for costs and expenses incurred by or on behalf of the Business Contribution Member in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements in the event the transactions consummated hereby and thereby are not consummated other than by reason of a default or breach hereof by the Business Contribution Member or the Members. The Company further acknowledges that it has paid the audit fee of the Business Contribution Member's accountants for preparation of the 1996 audited financial statements and agrees that it shall pay or reimburse the Business Contribution Member for any and all additional or further fees such accountants may charge for work performed in connection with the transactions hereby contemplated, including (without limitation) preparation and delivery of the financial statements required under Section 1.4 hereof. Except as set forth in the preceding two sentences, all costs and expenses, including but not limited to all fees and expenses of attorneys, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

            10.10 Disclosure to Third Parties. The Company shall have the right to disclose to third parties, in connection with the completion of the Initial Public Offering, the fact that this Agreement has been executed, the names of the parties to this Agreement and the terms hereof.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.

                                       "COMPANY"

Attest:                                DISPATCH MANAGEMENT SERVICES LLC


-------------------------              By: /s/ Linda Jenkinson
                                           ------------------------------------
                                           Name: Linda Jenkinson
                                           Title:  Chief Executive Officer



                                       "BUSINESS CONTRIBUTION MEMBER"

Attest:                                EARLY BIRD COURIER LLC


-------------------------              By: /s/ Michael Fiorito
                                           ------------------------------------
                                           Name: Michael Fiorito
                                           Title:  Manager

                                       "SPECIFIC COMPANY SUBSIDIARY"

Attest:                                ----------------------------------------



-------------------------              By: /s/ Linda Jenkinson
                                           ------------------------------------
                                           Name:  Linda Jenkinson
                                           Title: Chief Executive Officer

Witness:                               "MEMBERS"

                                       TOTAL MANAGEMENT LLC


__________________________             By: ____________________________________
                                           Michael Fiorito
                                           Manager


Witness:

__________________________             ________________________________________
                                       Michael Fiorito